Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
(732) 296-8400	Kim Sutton Golodetz
Joel Brooks	(kgolodetz@lhai.com)
Chief Financial Officer
(jbrooks@senesco.com)	(212) 838-3777
Bruce Voss
(bvoss@lhai.com)
(310) 691-7100

Senesco Technologies Completes $3.37 Million Financing

NEW BRUNSWICK, N.J. (May 10, 2005) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) closed on its previously announced private placement to institutional and accredited investors, consisting of 1,595,651 shares of common stock and warrants to purchase 797,836 shares of common stock.  Aggregate gross proceeds to the Company were approximately $3.37 million.  In connection with the private placement, Senesco has agreed to file a registration statement on Form S-3 to register the shares of common stock and the shares underlying the warrants.

Oppenheimer & Co. acted as the placement agent for this transaction.

About Senesco Technologies, Inc.

Senesco takes its name from the scientific term for the aging of plant cells: senescence.  The Company has developed technology that regulates cell life.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields and resistance to environmental stress for flowers, fruits and vegetables.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has undertaken preclinical research in certain areas of human health.

Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases such as glaucoma, ischemia and arthritis, among others.  Senesco partners with leading-edge companies and earns research and development fees for applying its technology to enhance its partners’ products.  Senesco is headquartered in New Brunswick, New Jersey, and utilizes research laboratories at universities and research centers throughout North America.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the success and timing of the Company’s studies and pre-clinical trials; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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